Exhibit 99.1


News Release                                         Contact:
                                                     Investor Inquiries
                                                     Gregory C. Thompson
                                                     440-329-6111

                                                     Media Inquiries
                                                     Lara L. Mahoney
                                                     440-329-6393


INVACARE CORPORATION URGES CMS TO ESTABLISH FAIR PRICES TO ENSURE CONSUMER ACCESS TO POWER MOBILITY DEVICES

     ELYRIA, Ohio (October 5, 2006) - On October 2, 2006, the Centers for Medicare and Medicaid Services (CMS) announced the proposed reimbursement levels for power wheelchairs scheduled to take effect on November 15, 2006. The proposed fee schedule calls for substantial cuts in rehab reimbursement, which would significantly limit access to the medically appropriate power mobility device (PMD) for the disabled community.

     The fee schedules published by CMS were derived from a methodology referred to as "Gap Filling." This pricing methodology has been universally recognized as flawed by CMS' own admission, and it does not take patient needs into account.

     For high end products that are used by severely disabled consumers, there will be up to a 41% reduction; this will prevent these disabled consumers from having access to the appropriate power wheelchair unless they are affluent enough to pay for the wheelchair themselves. These products are used by beneficiaries with severe diagnoses such as ALS, muscular dystrophy, cerebral palsy, spinal cord injury and severe brain injury. For consumer/geriatric mobility, the proposed fee schedule calls for a 21-44% reduction, which will also prevent needy seniors from accessing the appropriate device.

     "CMS must retract the October 2 PMD reimbursement levels and work with consumers, physicians, providers and manufacturers to establish fair prices that ensure consumer access to the medically appropriate power mobility device," said
A. Malachi Mixon, III, chairman and chief executive officer at Invacare Corporation. "I was in the Rose Garden when Former President George H. W. Bush signed the Americans with Disabilities Act into law. I don't believe it is the current Administration's or Congress' intention to effectively prevent people with disabilities from being able to obtain the power wheelchair they need to get around in their homes and communities."

     The proposed fee schedule affects approximately $100 million of Invacare's US rehab business. Invacare has previously indicated that the power wheelchair market has been, and would continue to be, particularly impacted by reimbursement uncertainties. If the proposed fee schedule is not retracted, providers of power mobility products will be materially impacted. The Company will continue to monitor market reaction to the CMS announcement and will factor this reaction into its earnings guidance when third quarter results are released late this month.

     Invacare Corporation, along with other leaders in the home medical equipment (HME) industry, is working vigorously with Congress and the Administration to rectify this fundamentally flawed proposal. The Company is optimistic that the Administration will quickly realize the devastating impact that this will have on the disabled community. Once consumers/beneficiaries understand this proposed action by CMS, they will be outraged.


     Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,100 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

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